Exhibit 99.1

For Immediate Release

Contact:

Charles Butler

Associate Director,

Corporate Communications

Exelixis, Inc.

650 837 7277

cbutler@exelixis.com

Exelixis Announces Offering of Common Stock

SOUTH SAN FRANCISCO, Calif. - August 17, 2005 - Exelixis, Inc. (Nasdaq: EXEL) announced today that it has agreed to sell 6.5 million shares of its common stock, at a price to the public of $7.75 per share, pursuant to an effective shelf registration statement. The underwriter for the offering is Goldman, Sachs & Co. Closing of the offering is expected to occur on August 19, 2005.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering is being made solely by means of a prospectus dated August 7, 2001, and the accompanying prospectus supplement dated August 16, 2005. Copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, by sending a request to Goldman, Sachs & Co. via facsimile at (212) 902-9316.

About Exelixis

Exelixis, Inc. (Nasdaq: EXEL) is a biopharmaceutical company whose primary mission is to use its biological expertise and integrated drug discovery capabilities to develop high-quality, differentiated pharmaceutical products in the treatment of cancer, metabolic disorders, cardiovascular disease and other serious diseases.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Exelixis which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Exelixis’ quarterly report on Form 10-Q for the quarter ended June 30, 2005.

Exelixis and the Exelixis logo are registered U.S. trademarks.